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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                              (Amendment No. 1 )1


                               Register.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    75914G101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 August 27, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
      Section 240.13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 36 Pages
                         Exhibit Index Found on Page 35

-------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    181,736
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    181,736
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            181,736
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 2 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    196,385
      OWNED BY         -------------============================================
                            9       SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                    196,385
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            196,385
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 3 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    13,156
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    13,156
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            13,156
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 4 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    13,007
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    13,007
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            13,007
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 5 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    7,675
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    7,675
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            7,675
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 6 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    561,120
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    561,120
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            561,120
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.4 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================

                               Page 7 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    411,959
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    411,959
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            411,959
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                               Page 8 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    973,079
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    973,079
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            973,079
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 9 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    973,079
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    973,079
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            973,079
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 10 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    973,079
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    973,079
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            973,079
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 11 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    973,079
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    973,079
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            973,079
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 12 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    973,079
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    973,079
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            973,079
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 13 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    973,079
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    973,079
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            973,079
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 14 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    973,079
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    973,079
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            973,079
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 15 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    973,079
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    973,079
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            973,079
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 16 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    973,079
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    973,079
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            973,079
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 17 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    973,079
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    973,079
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            973,079
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 18 of 36 Pages

                                       13D
===================
CUSIP No. 75914G101
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate  of  973,079  Shares,  which is 4.1% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           7        SOLE VOTING POWER

                                    -0-
      NUMBER OF        -------------============================================
                           8        SHARED VOTING POWER
       SHARES
    BENEFICIALLY                    973,079
      OWNED BY         -------------============================================
                           9        SOLE DISPOSITIVE POWER
        EACH
                                    -0-
      REPORTING        -------------============================================
     PERSON WITH           10       SHARED DISPOSITIVE POWER

                                    973,079
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            973,079
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                   [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 19 of 36 Pages

         This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on April 21, 2003 (collectively, with all amendments thereto, the "Schedule 13D").

Item 2.  Identity And Background
-------  -----------------------

         Item 2 of the Schedule 13D is amended and restated in its entirety as follows:
         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;

                  (iv)     Farallon Capital Institutional  Partners III, L.P., a
                           Delaware  limited   partnership  ("FCIP  III"),  with
                           respect to the Shares held by it; and

                  (v)      Tinicum   Partners,   L.P.,   a  New   York   limited
                           partnership ("Tinicum"), with respect to the Shares held by it.

         FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

         The Management Company
         ----------------------

                  (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").

                               Page 20 of 36 Pages

         The General Partner Of The Partnerships
         ---------------------------------------

                  (vii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

         The Managing Members Of The General Partner And The Management Company
         ----------------------------------------------------------------------

                  (viii) The following persons who are managing members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed Accounts: David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Fried, Landry, Mellin, Millham, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."
         (b) The address of the principal business and principal office of (i) the Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (ii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.
         (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.
         (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                               Page 21 of 36 Pages

         (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen.
         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 3.  Source And Amount Of Funds And Other Consideration.
-------  ---------------------------------------------------

         Item 3 of the Schedule 13D is amended and supplemented by the following:

         The net investment cost (including commissions) for the Shares acquired by each of the Partnerships and Managed Accounts since the filing of the prior
Schedule 13D is set forth below:

      Entity          Shares Acquired      Approximate Net Investment Cost
      ------          ---------------      -------------------------------
      FCP                 63,400                      $375,065.42
      FCIP                59,200                      $350,130.23
      FCIP II              7,600                       $44,869.03
      FCIP III             8,200                       $48,581.87
      Tinicum              3,200                       $18,872.00
      Managed
        Accounts         753,402                    $4,066,414.45

         The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP and Tinicum, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of

                               Page 22 of 36 Pages
business by FCP and Tinicum, at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5.  Interest In Securities Of The Issuer.
------   ----------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The Partnerships
                  ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 23,486,247 Shares outstanding as of September 8, 2003.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Partnerships in the past 60 days are set forth on Schedules A-E hereto and are incorporated herein by reference. All of such transactions were either open-market transactions or dispositions of Shares into the Company's tender offer which closed on or about September 9, 2003 (the "Tender Offer"). For further information regarding such tender offer, see the Amendment No. 4 to the Schedule to the Tender Offer Statement filed by the Company with the SEC on September 8, 2003.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

                  (e) As of August 27, 2003, the Reporting Persons were no longer the beneficial owner of 5% or more of the outstanding Shares.

                               Page 23 of 36 Pages

         (b)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were either open-market transactions or dispositions of Shares into the Company's tender offer which closed on or about September 9, 2003 (the "Tender Offer"). For further information regarding such tender offer, see the Amendment No. 4 to the Schedule to the Tender Offer Statement filed by the Company with the SEC on September 8, 2003.

                  (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

                  (e) As of August 27, 2003, the Reporting Persons were no longer the beneficial owner of 5% or more of the outstanding Shares.

         (c)      The General Partner
                  -------------------

                  (a),(b)  The information set forth in Rows 7 through 13 of the
                           cover  page  hereto  for  the   General   Partner  is
                           incorporated herein by reference.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

                  (e) As of August 27, 2003, the Reporting Persons were no longer the beneficial owner of 5% or more of the outstanding Shares.

         (d)      The Individual Reporting Persons
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

                  (c)      None.

                               Page 24 of 36 Pages

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

                  (e) As of August 27, 2003, the Reporting Persons were no longer the beneficial owner of 5% or more of the outstanding Shares.

         The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The
Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 7.  Materials To Be Filed As Exhibits.
------   ---------------------------------

         There is filed  herewith as Exhibit 1 a written  agreement  relating to
the   filing  of  joint   acquisition   statements   as   required   by  Section
240.13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.

                               Page 25 of 36 Pages

                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  September 12, 2003

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   on its own behalf and as General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.,
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   Joseph F. Downes, individually and as attorney-in-fact
                   for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer
                   and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing

                               Page 26 of 36 Pages

Downes to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing
Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference.

                               Page 27 of 36 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c) Serves as investment adviser to various managed accounts (d) Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly, Managing Members.

2.       The General Partner
         -------------------

         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c) Serves as general partner to investment partnerships (d) Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly, Managing Members.

3.       The Individual Reporting Persons/The Managing Members
         -----------------------------------------------------

         Except as stated below, each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Managing Member is serving as a managing member of the Management Company and/or the General Partner. None of the Managing Members (including the Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the
         Schedule 13D that is not already disclosed in the Schedule 13D.

                               Page 28 of 36 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                               NO. OF SHARES
                               PURCHASED (P)                PRICE
         TRADE DATE             OR SOLD (S)             PER SHARE ($)
        ------------          ---------------          --------------

          7/14/2003              3,500   S                  6.04
          7/15/2003                100   S                  6.03
          7/21/2003              1,700   P                  5.74
          7/22/2003              1,300   P                  5.76
          7/24/2003              1,300   S                  6.06
          7/25/2003              1,300   S                  6.04
          7/28/2003              1,500   S                  6.14
          7/29/2003                600   S                  6.04
          7/30/2003              2,700   S                  6.12
          7/31/2003              8,100   P                  5.96
          7/31/2003                400   S                  6.10
           8/7/2003              3,100   P                  6.19
           8/8/2003              1,100   P                  6.17
          8/11/2003              5,000   P                  6.19
          8/12/2003              8,600   P                  6.16
          8/18/2003                100   P                  6.01
          8/25/2003             10,800   P                  5.98
           9/9/2003            181,264   S                  6.35
          9/10/2003              1,700   P                  5.27

                               Page 29 of 36 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                               NO. OF SHARES
                               PURCHASED (P)                PRICE
         TRADE DATE             OR SOLD (S)             PER SHARE ($)
        ------------          ---------------          --------------

          7/14/2003              3,900   S                  6.04
          7/15/2003                100   S                  6.03
          7/21/2003              1,500   P                  5.74
          7/22/2003              1,200   P                  5.76
          7/24/2003              1,500   S                  6.06
          7/25/2003              1,500   S                  6.04
          7/28/2003              1,600   S                  6.14
          7/29/2003                600   S                  6.04
          7/30/2003              3,000   S                  6.12
          7/31/2003              7,600   P                  5.96
          7/31/2003                400   S                  6.10
           8/7/2003              3,100   P                  6.19
           8/8/2003              1,000   P                  6.17
          8/11/2003              4,700   P                  6.19
          8/12/2003              8,000   P                  6.16
          8/18/2003                100   P                  6.01
          8/25/2003              9,900   P                  5.98
           9/9/2003            196,215   S                  6.35
          9/10/2003              1,500   P                  5.27

                               Page 30 of 36 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                               NO. OF SHARES
                               PURCHASED (P)                PRICE
         TRADE DATE             OR SOLD (S)             PER SHARE ($)
        ------------          ---------------          --------------

          7/14/2003               200   S                   6.04
          7/21/2003               200   P                   5.74
          7/22/2003               100   P                   5.76
          7/24/2003               100   S                   6.06
          7/25/2003               100   S                   6.04
          7/28/2003               100   S                   6.14
          7/30/2003               200   S                   6.12
          7/31/2003               900   P                   5.96
           8/7/2003               400   P                   6.19
           8/8/2003               100   P                   6.17
          8/11/2003               600   P                   6.19
          8/12/2003             1,000   P                   6.16
          8/25/2003             1,300   P                   5.98
           9/9/2003            13,044   S                   6.35
          9/10/2003               200   P                   5.27

                               Page 31 of 36 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                               NO. OF SHARES
                               PURCHASED (P)                PRICE
         TRADE DATE             OR SOLD (S)             PER SHARE ($)
        ------------          ---------------          --------------

          7/14/2003                200   S                   6.04
          7/21/2003                200   P                   5.74
          7/22/2003                200   P                   5.76
          7/24/2003                100   S                   6.06
          7/25/2003                100   S                   6.04
          7/28/2003                100   S                   6.14
          7/30/2003                200   S                   6.12
          7/31/2003              1,000   P                   5.96
           8/7/2003                400   P                   6.19
           8/8/2003                100   P                   6.17
          8/11/2003                700   P                   6.19
          8/12/2003              1,100   P                   6.16
          8/25/2003              1,500   P                   5.98
           9/9/2003             12,400   S                   6.35
           9/9/2003                493   S                   6.46
          9/10/2003                200   P                   5.27

                               Page 32 of 36 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                               NO. OF SHARES
                               PURCHASED (P)                PRICE
         TRADE DATE             OR SOLD (S)             PER SHARE ($)
        ------------          ---------------          --------------

          7/14/2003                100   S                  6.04
          7/21/2003                100   P                  5.74
          7/22/2003                100   P                  5.76
          7/24/2003                100   S                  6.06
          7/25/2003                100   S                  6.04
          7/28/2003                100   S                  6.14
          7/30/2003                100   S                  6.12
          7/31/2003                400   P                  5.96
           8/7/2003                200   P                  6.19
           8/8/2003                100   P                  6.17
          8/11/2003                200   P                  6.19
          8/12/2003                400   P                  6.16
          8/25/2003                500   P                  5.98
           9/9/2003              7,625   S                  6.35
          9/10/2003                100   P                  5.27

                               Page 33 of 36 Pages

                                   SCHEDULE F

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                               NO. OF SHARES
                               PURCHASED (P)                PRICE
         TRADE DATE             OR SOLD (S)             PER SHARE ($)
        ------------          ---------------          --------------

          7/14/2003              11,200   S                  6.04
          7/15/2003                 100   S                  6.03
          7/16/2003                 100   S                  6.03
          7/21/2003               4,350   P                  5.74
          7/22/2003               3,400   P                  5.76
          7/24/2003               4,100   S                  6.06
          7/25/2003               4,200   S                  6.04
          7/28/2003               4,549   S                  6.14
          7/29/2003               1,985   S                  6.04
          7/30/2003               8,699   S                  6.12
          7/31/2003              22,317   P                  5.96
          7/31/2003               1,100   S                  6.10
           8/7/2003               8,429   P                  6.19
           8/8/2003               2,600   P                  6.17
          8/11/2003              12,608   P                  6.19
          8/12/2003              21,840   P                  6.16
          8/18/2003                 300   P                  6.01
          8/25/2003              25,200   P                  5.98
          8/27/2003           1,117,440   S                  6.05
          9/10/2003               4,300   P                  5.27
          9/11/2003             556,820   P                  5.25

          7/14/2003                 600   S                  6.04
          7/21/2003                 100   P                  5.74
          7/22/2003                 100   P                  5.76
          7/24/2003                 200   S                  6.06
          7/25/2003                 200   S                  6.04
          7/28/2003                 200   S                  6.14
          7/29/2003                 100   S                  6.04
          7/30/2003                 400   S                  6.12
          7/31/2003                 600   P                  5.96
          7/31/2003                 100   S                  6.10
           8/7/2003                 300   P                  6.19
           8/8/2003                 100   P                  6.17
          8/11/2003                 400   P                  6.19
          8/12/2003                 600   P                  6.16
          8/25/2003                 800   P                  5.98
          8/27/2003              55,100   S                  6.05
          8/27/2003                 200   S                  6.13
          9/11/2003              27,555   P                  5.25
          9/11/2003              27,555   S                  5.35

                               Page 34 of 36 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                       Joint Acquisition Statement Pursuant to Section
                                240.13D-(f)(1)

                               Page 35 of 36 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                       PURSUANT TO SECTION 240.13D-(f)(1)

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  September 12, 2003

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   on its own behalf and as General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.,
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   Joseph F. Downes, individually and as attorney-in-fact
                   for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer
                   and Mark C. Wehrly.

                               Page 36 of 36 Pages